Exhibit 10.1

FORM OF TRANSACTION AGREEMENT

by and between

SELECT INCOME REIT

and

INDUSTRIAL LOGISTICS PROPERTIES TRUST

                                      , 201

Schedules

Schedule 2.1(c)(i) Distributing Owners

Schedule 2.1(d)(i) Contributed Owners

Schedule 2.1(d)(ii) Contributed Properties

i

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT, made as of           , 201   , is by and between SELECT INCOME REIT, a Maryland real estate investment trust (“SIR”), and INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (“ILPT”).

RECITAL

ILPT is a wholly-owned subsidiary of SIR which owns properties.

ILPT has filed a registration statement on Form S-11 under the Securities Act of 1933 with respect to an initial public offering of up to           million ILPT Common Shares (defined below) (plus the underwriters’ option to purchase up to an additional            million ILPT Common Shares to cover over allotments, if any) (the “ILPT Registration Statement”).

In connection with the foregoing, the parties wish to define certain rights and obligations in connection with their businesses effective as of the date on which the initial ILPT Common Shares sold pursuant to the ILPT Registration Statement are paid for by the underwriters named therein (the “Effective Date”).

NOW, THEREFORE, it is agreed:

SECTION 1                               DEFINITIONS

1.1                               Definitions.

Capitalized terms used in this Agreement shall have the meanings set forth below:

(1)                                 “AAA”:  as defined in Section 7.1.

(2)                                 “Action”:  any litigation or legal or other action, arbitration, counterclaim, investigation, proceeding, request for material information by or pursuant to the order of any Governmental Authority or suit, at law or in arbitration or equity, commenced by any Person.

(3)                                 “Affiliate”:  with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose, with respect to an Entity, meaning the possession of the power to vote or direct the voting of a majority of the voting securities of, or other voting interests in, such Entity which are entitled to elect directors, trustees or similar officials of such Entity.

(4)                                 “Agreement”:  this Transaction Agreement, together with the Schedules hereto, as amended in accordance with the terms hereof.

(5)                                 “Appellate Rules”:  as defined in Section 7.1.

(6)                                 “Arbitration Award”:  as defined in Section 7.1.

(7)                                 “Assumed Mortgages”:  (a) that certain mortgage loan in the original principal amount of $12,360,000 made by TCF National Bank to SIR Ankeny LLC (f/k/a Cole ID Ankeny IA, LLC) on or around July 19, 2013 and secured by, among other things, that certain Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of July 19, 2013, and related to the Property located at 5500 Delaware Avenue, Ankeny, Iowa,  (b) that certain mortgage loan in the original principal amount of $48,750,000 made by PNC Bank, National Association to SIR Chesterfield LLC (f/k/a Cole ID Chesterfield VA, LLC) on or around October 10, 2013 and secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, and Security Agreement, dated as of October 10, 2013, and related to the Property located at 1901 Meadowville Technology Parkway, Chester, Virginia, and (c) that certain mortgage loan in the original principal amount of $2,000,000 made by Accordia Life and Annuity Company (f/k/a Presidential Life Insurance Company — USA), as successor by assignment from Aviva Life and Annuity Company, to SIR Harvey LLC (f/k/a Cole ID Harvey IL, LLC) on or around May 31, 2012 and secured by, among other things, that certain First Mortgage, Security Agreement and Fixture Filing, dated as of May 31, 2012, and related to the Property located at 1230 West 171st Street, Harvey, Illinois.

(8)                                 “Business Day”:  any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Massachusetts.

(9)                                 “Charter”:  with respect to any Entity, its constituent governing documents, including, by way of example, its certificate or articles of incorporation and bylaws (if a corporation), its operating agreement and certificate of formation or articles of organization (if a limited liability company), its declaration of trust and bylaws (if a real estate investment trust) and its limited partnership agreement and certificate of limited partnership (if a limited partnership).

(10)                          “Code”:  the United States Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

(11)                          “Commission”:  the United States Securities and Exchange Commission.

(12)                          “Contract”:  any lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment (whether or not written) and all rights and obligations therein or thereunder.

(13)                          “Contributed Assets”:  as defined in Section 2.1(d)(i).

(14)                          “Contributed Entities”:  as defined in Section 2.1(d)(i).

(15)                          “Contributed Entity Properties”:  as defined in Section 2.1(d)(i).

(16)                          “Contributed Properties”:  as defined in Section 2.1(d)(i).

(17)                          “Contributing Owners”:  as defined in Section 2.1(d)(i).

(18)                          “Covered Liabilities”:  as defined in Section 5.1.

(19)                          “Credit Facility”: the revolving credit facility among ILPT,                                , and the other lenders party thereto dated           , 201   .

(20)                          “Disputes”:  as defined in Section 7.1.

(21)                          “Distributed Assets”:  as defined in Section 2.1(c)(i).

(22)                          “Distributing Owners”:  as defined in Section 2.1(c)(i).

(23)                          “Effective Date”:  as defined in the Recital.

(24)                          “Entity”:  a real estate investment trust, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(25)                          “Exchange Act”:  the United States Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder, as amended and in effect from time to time, and any successor law, and any reference to any provision shall be deemed to be a reference to any successor provision.

(26)                          “GAAP”: generally accepted accounting principles as in effect from time to time in the United States of America.

(27)                          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign entity or organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal.

(28)                          “ILPT”:  as defined in the preamble to this Agreement.

(29)                          “ILPT Common Shares”:  common shares of beneficial interest, $.01 par value per share, of ILPT.

(30)                          “ILPT Expenses”:  (a) all costs, expenses, fees, underwriting commissions and title insurance premiums (including in each case the reasonable fees and disbursements of counsel) of any member of the ILPT Group, incident to (i) the organization and structuring of ILPT, its Subsidiaries and the transactions described herein, (ii) the drafting, negotiation, execution and delivery of this Agreement and all other agreements, instruments and documents entered into in connection herewith or the transactions described herein, (iii) the preparation, printing, filing and distribution under the Securities Act of the ILPT Registration Statement (including financial statements and exhibits thereto), each preliminary prospectus and prospectus in connection therewith and all amendments and supplements to any of them, (iv) the registration or qualification of the ILPT Common Shares for offer and sale under the securities and Blue Sky laws of the applicable states, (v) the initial listing of the ILPT Common Shares on The Nasdaq

Stock Market LLC, (vi) furnishing such copies of the ILPT Registration Statement, the final prospectus contained therein and all amendments and supplements thereto as may be requested for use by the underwriters named therein, and (vii) the drafting, negotiation, execution and delivery of the Credit Facility and all other agreements, instruments and documents to be executed in connection therewith, including any arrangement, upfront, administrative and all fees payable to the lenders and other expenses of lenders in connection with the Credit Facility, and (b) all real property transfer Taxes, and all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, property, transfer, gains and similar Taxes, levies, charges and fees, including any associated deficiencies, interest, penalties, additions to Tax or additional amounts, in any such case in connection with the transfers described in Section 2.1(c) and Section 2.1(d).

(31)                          “ILPT Group”:  ILPT and each Entity (a) whose income after the Effective Date is included in the federal Tax Return Form 1120-REIT with ILPT as the parent, or (b) that is a Subsidiary of ILPT, in each case on or after the Effective Date.

(32)                          “ILPT Indemnified Parties”:  as defined in Section 5.1.

(33)                          “ILPT Liabilities”:  all (a) Liabilities which represent ILPT Expenses and (b) other Liabilities of the ILPT Group as of the Effective Date, whether arising before or after the transfers described in Section 2.1(c) or Section 2.1(d), but not including those Liabilities which were transferred to the SIR Group as part of the distributions made under Section 2.1(c) and Section 2.2(a).

(34)                          “ILPT Properties”:  all Properties and Related Assets owned by the ILPT Group as of the Effective Date.

(35)                          “ILPT Registration Statement”:  as defined in the Recital.

(36)                          “Income Taxes”:  any and all Taxes to the extent based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise), imposed by any Taxing Authority, together with any related interest, penalties or other additions thereto.  For the avoidance of doubt, “Income Taxes” includes the franchise tax on margins in Texas.

(37)                          “Lease”:  a lease of all or any part of a Property (with or without related assets).

(38)                          “Liability”:  any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

(39)                          “License”:  any federal, state, local or foreign approval, authorization, certificate, license, permit or exemption issued by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, properties or business.

(40)                          “Person”:  any individual or any Entity.

(41)                          “Property”:  any land or any ground lease for land.

(42)                          “Proceeds”:  all cash received by ILPT from the sale of ILPT Common Shares contemplated by the ILPT Registration Statement.

(43)                          “Related Assets”:  with respect to any Property, (a)  any appurtenances thereto and any buildings, structures or other improvements thereon, (b) all furnishings, fixtures and equipment located thereon or affixed thereto, (c) all cash reserves established to pay for furnishings, fixtures and equipment for such Property, (d) all Leases of such Property, (e) all Contracts for goods and services provided to such Property, but if not exclusively provided to such Property, only to the extent actually provided to such Property, (f) all Licenses related to such Property, (g) all books and records to the extent related to the foregoing and (h) all other assets directly related to or arising out of the ownership and operation of such Property; provided, however, that Related Assets shall include the foregoing only to the extent of a party’s interest therein and shall not, in any event, include refunds in respect of property Tax or other Liabilities for which any Tenant is liable under any Lease of such Property.

(44)                          “RMR”: as defined in Section 2.2(c).

(45)                          “Rules”:  as defined in Section 7.1.

(46)                          “Securities Act”:  the United States Securities Act of 1933, and the rules and regulations of the Commission thereunder, as amended and in effect from time to time, and any successor law, and any reference to any provision shall be deemed to be a reference to any successor provision.

(47)                          “SIR”:  as defined in the preamble to this Agreement.

(48)                          “SIR Expenses”:  all costs, expenses and fees (including in each case the reasonable fees and disbursements of counsel) of any member of the SIR Group incident to the drafting, negotiation, execution and delivery of this Agreement and all other agreements, instruments and other documents entered into by a member of the SIR Group in connection herewith.

(49)                          “SIR Group”:  SIR and each Entity (a) whose income is included in the federal Tax Return Form 1120-REIT with SIR as the parent or (b) that is a Subsidiary of SIR, but excluding, in each case, any Entity in the ILPT Group.

(50)                          “SIR Indemnified Parties”:  as defined in Section 5.2.

(51)                          “SIR Liabilities”:  all (a) Liabilities which represent SIR Expenses and (b) other Liabilities of the SIR Group as of the Effective Date, whether arising before or after the transfers described in Section 2.1(c) or Section 2.1(d), and including all Liabilities which were transferred to the SIR Group as part of the transfers described in Section 2.1(c) and Section 2.2(a), but not including the Liabilities transferred to the ILPT Group as part of the transfers described in Section 2.1(d).

(52)                          “SIR Note”:  as defined in Section 2.1(e).

(53)                          “SIR Properties”:  all Properties and Related Assets owned by the SIR Group as of the Effective Date.

(54)                          “Subsidiary”:  with respect to any Entity, any other Entity in which (a) a majority of the voting securities, or other voting interests which are entitled to elect directors, trustees or similar officials of such other Entity or (b) a majority of the equity interests of such other Entity, is owned directly or indirectly by such Entity or any Subsidiary of such Entity.

(55)                          “Tax Contests”:  as defined in Section 6.5.

(56)                          “Taxes”:  any net income, margins, gross income, gross receipts, sales, use, excise, franchise, transfer, payroll, premium, real property or windfall profits tax, alternative or add-on minimum tax, or other similar tax, fee or assessment, together with any interest and any penalty, addition to tax or other additional amount imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding.

(57)                          “Taxing Authorities”:  the United States Internal Revenue Service (or any successor authority) and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

(58)                          “Tax Returns”:  all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed by any taxpayer in connection with, its liability or reporting for, or its payment or receipt of any refund of, any Tax.

(59)                          “Tenant”: a tenant (other than a member of the ILPT Group or the SIR Group) under any Lease.

SECTION 2                               PRELIMINARY ACTIONS, OTHER ACTIONS

2.1                               Preliminary Actions.

Prior to the execution and delivery of this Agreement, the following actions were taken:

(a)                                 SIR was organized as a Maryland real estate investment trust on December 19, 2011;

(b)                                 ILPT was organized as a Maryland real estate investment trust on September 15, 2017;

(c)                                  (i) On September 29, 2017, prior to the transactions described in Section 2.1(d), each of the Entities listed on Schedule 2.1(c)(i) as a Distributing Owner (the “Distributing Owners”) assigned, transferred and conveyed all its right, title and interest in and to the Property more particularly described in Schedule 2.1(c)(i) with respect to such Distributing Owner, together with all Related Assets (such Property and Related Assets, the “Distributed Assets”), to the Subsidiary of SIR identified on such schedule, and such Subsidiary of SIR assumed and agreed to timely pay, perform, observe and discharge all Liabilities arising out of or related to the Distributed Assets, whether arising before or after the date of transfer; and

(ii) THE DISTRIBUTED ASSETS WERE TRANSFERRED AND CONVEYED “AS IS, WHERE IS”, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE); NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE), WERE MADE WITH RESPECT TO THE DISTRIBUTED ASSETS;

(d)                                 (i) On September 29, 2017, after the transactions described in Section 2.1(c), (x) SIR or a Subsidiary of SIR assigned, transferred and conveyed 100% of the limited liability company membership interest of the Entities listed on Schedule 2.1(d)(i) (the “Contributed Entities”), which own the Property more particularly described in Schedule 2.1(d)(i) with respect to such Contributed Entity (together with all Related Assets, the “Contributed Entity Properties”), to ILPT and ILPT became the sole member of each such Contributed Entity, (y) SIR or a Subsidiary of SIR (the “Contributing Owners”) assigned, transferred and conveyed all its right, title and interest in and to the Properties more particularly described in Schedule 2.1(d)(ii) together with all Related Assets (the “Contributed Properties”), to the Subsidiary of ILPT identified on such schedule, and (z) ILPT and the assignee Subsidiaries of ILPT assumed and agreed to timely pay, perform, observe and discharge all Liabilities arising out of or related to such membership interests, the Contributed Entity Properties and/or the Contributed Properties (collectively, the “Contributed Assets”), whether arising before or after the date of transfer, including without limitation the Assumed Mortgages, which are agreed to be ILPT Liabilities; and

(ii) THE CONTRIBUTED ASSETS WERE TRANSFERRED AND CONVEYED IN EACH CASE “AS IS, WHERE IS”, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE); NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE), WERE MADE WITH RESPECT TO THE CONTRIBUTED ASSETS;

(e)                                  In connection with the transfer of the Contributed Assets, the Board of Trustees of ILPT declared a distribution payable to SIR, as ILPT’s sole beneficial owner, of a non-interest bearing demand promissory note in the original principal amount of $750 million (the “SIR Note”) and issued to SIR of 45,000,000 ILPT Common Shares;

(f)                                   SIR advanced funds on behalf of ILPT to pay certain ILPT Expenses related to the transactions described in this Agreement, including with respect to the

Credit Facility and the offering and sale of ILPT Common Shares pursuant to the ILPT Registration Statement;

(g)                                  On or about           , 201  , ILPT entered into the Credit Facility and repaid the SIR Note with borrowings under the Credit Facility;

(h)                                 ILPT initially publicly filed the ILPT Registration Statement on           , 201   with the Commission, and the ILPT Registration Statement was declared effective by the Commission on           , 201   ;

(i)                                     The Board of Trustees of SIR approved the execution and delivery of this Agreement and ratified and approved the transactions described in this Agreement; and

(j)                                    The Board of Trustees of ILPT approved the execution and delivery of this Agreement and ratified and approved the transactions described in this Agreement.

2.2                               Other Actions.

(a)                                 Prior to the Effective Date, the Board of Trustees of ILPT declared a distribution to SIR, as ILPT’s sole beneficial owner, payable at the commencement of business on the Effective Date (and prior to the time SIR ceases to be ILPT’s sole beneficial owner) of all current assets of the ILPT Group constituting cash or cash equivalents (excluding any cash or cash equivalents representing Proceeds) or that settle in cash or cash equivalents (thus excluding, for example, prepaid expenses that are amortized), subject to all current Liabilities of the ILPT Group (excluding the advance referred to in Section 2.1(f) or any Liability for repayment of principal under the Credit Facility or the Assumed Mortgages) that settle in cash or cash equivalents (thus excluding, for example, prepaid revenues that are amortized, such as lease payments actually made in advance), all as determined as of the close of business on the Effective Date in accordance with GAAP applied in a manner consistent with past practice of SIR and its Subsidiaries and which shall include interest expense and all items of income and expense that settle in cash or cash equivalents and that are customarily prorated in transactions involving sales of properties similar to the ILPT Properties.  Prior to the action of the Board of Trustees of ILPT described in the prior sentence, the Board of Directors of each Subsidiary of ILPT declared a distribution to ILPT (or another Subsidiary of ILPT), as the sole member of such Subsidiary, and each payable immediately prior to the payment of the distribution from ILPT to SIR described in this Section 2.2(a) (and otherwise in the order from lowest tier to highest tier), of such of their respective current assets and current Liabilities as was required to fully effect such distribution from ILPT to SIR.

(b)                                 On the Effective Date, all current assets and current Liabilities of the ILPT Group that were not the subject of the distribution described in Section 2.2(a) and that are customarily prorated in transactions involving sales of properties similar to the ILPT Properties shall be apportioned as of the close of business on the Effective Date.

(c)                                  On the Effective Date, ILPT will enter into business and property management agreements with The RMR Group LLC (“RMR”) in the forms previously approved by the Independent Trustees of ILPT and the Board of Trustees of ILPT, acting separately.

(d)                                 With the execution of this Agreement, SIR and ILPT will enter into a registration rights agreement in the form previously approved by the Board of Trustees of ILPT.

(e)                                  Promptly following the Effective Date, ILPT will repay to SIR the advance referred to in Section 2.1(f).

SECTION 3                               POST-EFFECTIVE DATE RIGHTS AND COVENANTS

3.1                               Cooperation, Exchange of Information, Retention of Records and Costs of Reporting.

(a)                                 Upon reasonable request, SIR (on behalf of the SIR Group) and ILPT (on behalf of the ILPT Group) will promptly provide, and will cause their respective Affiliates to promptly provide, the requesting party with such cooperation and assistance, documents and other information, without charge, as may be necessary or reasonably helpful in connection with (i) the consummation of the transactions contemplated by this Agreement and the preservation for each such party, to the extent reasonably feasible, of the benefits of this Agreement (including, in the case of ILPT, the economic and operational benefits of the Contributed Assets, and in the case of SIR, the economic and operational benefits of the Distributed Assets and the distribution described in Section 2.2(a)), (ii) each such party’s preparation and filing of any original or amended Tax Return or of any financial or other report required to be filed under the Exchange Act or other applicable law, (iii) the conduct of any audit, appeal, protest or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement, and (iv) the verification of an amount payable hereunder to, or receivable hereunder from, any other party.

(b)                                 SIR (on behalf of the SIR Group) and ILPT (on behalf of the ILPT Group) acknowledge and agree that, to the extent any ILPT Properties are located adjacent to or in the proximity of any SIR Properties, in order to maintain the economic and operational benefits attributable to the proximity of such Properties, each shall provide such cooperation and assistance, without charge, as may be necessary or reasonably helpful with respect to matters relating to the enjoyment, preservation and maintenance of all such benefits, including (i) the maintenance and operation of any common parking or other amenities and facilities, (ii) the provision of any access and other rights, (iii) compliance with zoning rules and regulations, and (iv) allowances for minor encroachments across property lines.  Each such party will make its officers, agents, employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(c)                                  In furtherance of the obligations of each of SIR and ILPT pursuant to clause (i) of Section 3.1(a), relative to the economic and operational benefits of the transfers described in Sections 2.1(c) and 2.1(d) and to the economic benefits of the distribution described in Section 2.2(a) and the proration described in Section 2.2(b), each of SIR and ILPT will, as needed, act as the agent of the other in the collection of assets and the payment of Liabilities that belong to the other.  ILPT will, within sixty (60) days following the Effective Date, prepare and deliver to SIR a balance sheet and settlement statement reflecting the current assets and current Liabilities that were the subject of the distribution paid under Section 2.2(a) and those that were prorated under Section 2.2(b).  Contemporaneously with the delivery of such balance sheet and settlement statement, ILPT will remit to SIR any amounts representing current assets distributed to SIR pursuant to Section 2.2(a) then collected by ILPT on behalf of SIR together with any amounts owed by ILPT to SIR as a result of the prorations made under Section 2.2(b) (it being understood, however, that payments to SIR related to rent (including additional rent) under Leases not paid as of the Effective Date shall only be made after and to the extent such rent or additional rent has actually been received by the ILPT Group), net of any amounts representing current Liabilities distributed to SIR pursuant to Section 2.2(a) then paid by ILPT on behalf of SIR and any amounts owed to ILPT from SIR as a result of the prorations made under Section 2.2(b), all as set forth on such balance sheet and settlement statement.  If, after the netting of the amounts due to or from the parties on delivery of such balance sheet and settlement statement as set forth in the preceding sentence, there remains an amount due to a party as of such date, then the owing party shall promptly remit such amount to the party owed such amount.  Thereafter, as amounts representing current assets distributed to SIR pursuant to Section 2.2(a), net of current Liabilities distributed to SIR pursuant to Section 2.2(a), are received or paid by the ILPT Group on behalf of SIR, upon demand, but in any event not less often than monthly, ILPT will remit to SIR the excess (if any) of such amounts collected over such amounts paid (in each case since the last remittance between SIR and ILPT), and SIR shall remit to ILPT the deficit (if any) of such amounts paid over such amounts collected (in each case since the last remittance between SIR and ILPT).

(d)                                 For purposes of preparing the balance sheet and settlement statement referred to in Section 3.1(c), the following items of income and expense with respect to the ILPT Properties, determined as of the close of business on the Effective Date, shall be included in the determination of current assets and current Liabilities (i) rent and additional rent payable under any Leases that were not yet paid, (ii) real estate taxes and assessments payable based on the rates and assessed valuations applicable in the tax year during which the Effective Date occurs, (iii) electricity, water and other utility charges payable, (iv) interest expense under the Credit Facility, and (v) all other items of income and expense as are customarily prorated in sales transactions involving properties similar to the ILPT Properties.  If any of the foregoing items cannot be determined as of the date on which the balance sheet and settlement statement is to be delivered pursuant to Section 2.2(c) due to the unavailability of information, such items shall be included on the basis of a good faith estimate by ILPT and adjusted and reconciled as soon as practicable thereafter.  Any rent or additional rent received by the ILPT Group or the SIR Group shall be applied to rent and additional rent due in the inverse order of their due dates, and ILPT shall remit to SIR any such rent or additional rent attributable to the SIR Group received by the ILPT Group, and SIR shall remit to ILPT any such rent or additional rent attributable to ILPT Group received by the SIR Group in accordance with Section 3.1(c).  To the extent rent and additional rent payable under any Leases are to be paid to SIR as a result of the distribution to SIR described in Section 2.2(a), SIR shall not have any right to take any action to collect the same and the ILPT Group shall use commercially reasonable efforts to do so except that the ILPT Group shall have no obligation to institute an Action to enforce its rights.

(e)                                  Each of SIR and ILPT will retain or cause to be retained all books, records and other documents within its possession or control relating to their respective Properties and Related Assets as of the Effective Date and all Tax Returns, and all books, records, schedules, workpapers, and other documents relating thereto, which Tax Returns and other materials are within the scope of this Agreement, until thirty (30) days after the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by applicable law or pursuant to any record retention agreement.

(f)                                   Each of SIR and ILPT will cooperate to enforce the ownership limitations in their respective Charters in order to maintain the ability of each of SIR and ILPT to qualify as a “real estate investment trust” under Sections 856 through 860 of the Code.

3.2                               Restrictions.

(a)                                 After the Effective Date, and for so long thereafter as SIR owns more than 9.8% of the outstanding ILPT Common Shares, (i) ILPT (together with its Affiliates, but excepting any member of the SIR Group) will not actually or constructively (within the meaning of Section 856(d) of the Code, but excepting any constructive attribution from SIR and its Affiliates (other than members of the ILPT Group)) acquire or own more than 4.9% of the outstanding securities (by vote or value) of any Entity which is also a tenant of a member of the SIR Group, (ii) SIR (together with its Affiliates, but excepting any member of the ILPT Group) will not actually or constructively (within the meaning of Section 856(d) of the Code, but excepting any constructive attribution from ILPT and its Affiliates (other than members of the SIR Group)) acquire or own more than 4.9% of the outstanding securities (by vote or value) of any Entity which is also a tenant of a member of the ILPT Group, (iii) SIR will not take (or permit its Affiliates to take) any action that, in the reasonable judgment of the Board of Trustees of ILPT, might reasonably be expected to have an adverse impact on the ability of ILPT to qualify for taxation as a “real estate investment trust” under Sections 856 through 860 of the Code, and (iv) ILPT will not take (or permit its Affiliates to take) any action that, in the reasonable judgment of the Board of Trustees of SIR, might reasonably be expected to have an adverse impact on the ability of SIR to qualify for taxation as a “real estate investment trust” under Sections 856 through 860 of the Code.

(b)                                 SIR and ILPT each agree that irreparable damage would occur if any of its obligations under this Section 3.3 were not performed in accordance with their terms and that the other party’s remedy at law for the breach would be inadequate.  Upon any such breach by the other, the non-breaching party shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining such breaching party from continuing such breach.

SECTION 4                               REPRESENTATIONS

Each party hereto represents and warrants to the other that (i) it is duly authorized to enter into and perform this Agreement and has duly executed and delivered this Agreement, (ii) the execution, delivery and performance of its obligations under this Agreement will not conflict with or result in a breach of or default under or a violation of its Charter, any material Contract to which it is a party or by which any of its assets or Subsidiaries are bound or any order, judgment, decree, permit, statute, law, rule or regulation to which it or any of its Subsidiaries is subject, and (iii) this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement generally of creditors’ rights and remedies, (B) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including the discretion of any court of competent jurisdiction in granting specific performance or other equitable relief, and (C) an implied duty to take action and make determinations on a reasonable basis and in good faith.

SECTION 5                               INDEMNIFICATION

5.1                               Indemnification by SIR.

From and after the Effective Date, SIR shall indemnify and hold harmless ILPT, its Subsidiaries, each of their respective directors, trustees, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ILPT Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses, including those incurred to enforce the terms of this Agreement (collectively, “Covered Liabilities”), suffered, directly or indirectly, by any ILPT Indemnified Party by reason of, or arising out of:

(a)                                 any breach of any covenant or agreement of SIR contained in this Agreement; or

(b)                                 any SIR Liabilities.

5.2                               Indemnification by ILPT.

From and after the Effective Date, ILPT shall indemnify and hold harmless SIR, its Subsidiaries (other than a member of the ILPT Group), each of their respective directors, trustees, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SIR Indemnified Parties”) from and against any and all Covered Liabilities suffered, directly or indirectly, by any SIR Indemnified Party by reason of, or arising out of:

(a)                                 any breach of any covenant or agreement of ILPT contained in this Agreement; or

(b)                                 any ILPT Liabilities.

5.3                               Certain Limitations, etc.

The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) with respect to such Covered Liabilities.  Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss.  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (i) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the net amount received from the third party in respect thereof after reduction for costs incurred by the indemnified party in recovering such amounts, less (ii) the full amount of such Covered Liabilities.

5.4                               Priority of Section 6.

As to the Tax matters addressed in Section 6, including the indemnification for Taxes and the notice, control and conduct of Tax Contests, the provisions of Section 6 shall be the exclusive governing provisions.

SECTION 6                               TAX MATTERS

6.1                               General Responsibility for Taxes.

(a)                                 All federal Income Taxes of the SIR Group shall be borne by, shall be the responsibility of, and shall be paid by the SIR Group, and all federal Income Taxes of the ILPT Group shall be borne by, shall be the responsibility of, and shall be paid by the ILPT Group.  For purposes of federal Income Taxes, items of income, gain, loss, deduction, expenditure, and credit shall be allocated and apportioned between the SIR Group and the ILPT Group in the following manner.  Any item relating to the ILPT Properties or the ILPT Group shall be:  (i) allocated exclusively to the SIR Group if such item is in respect of a period ending before the Effective Date; (ii) allocated exclusively to the ILPT Group if such item is in respect of a period commencing after the Effective Date; and (iii) apportioned, if such item is in respect of a period that includes the Effective Date, between the SIR Group and the ILPT Group in a manner consistent with (A) applicable Tax laws (including the analogous principles of Section 1.1361-5(a)(1)(iii) of the Treasury Regulations under which the members of ILPT Group would cease to be qualified REIT subsidiaries of SIR at the close of the Effective Date), (B) the continued qualification of both SIR and ILPT as real estate investment trusts under the Code, and (C) commercially reasonable prorations of items between transferors and transferees of real estate.

(b)                                 For any state or local Income Tax that follows Section 856(i) of the Code and Section 301.7701-2(c)(2)(i) of the Treasury Regulations, (i) such state and local Income Taxes of the SIR Group shall be borne by, shall be the responsibility of, and shall be paid by SIR, and (ii) such state and local Income Taxes of the ILPT Group shall be borne by, shall be the responsibility of, and shall be paid by ILPT; for purposes of such state and local Income Taxes, items of income, gain, loss, deduction, expenditure, and credit shall be allocated and apportioned between the SIR Group and the ILPT Group in the same manner as Section 6.1(a).

(c)                                  State or local Income Taxes of any member of the SIR Group that are not covered by Section 6.1(b) shall be borne by, shall be the responsibility of, and shall be paid by SIR.  State or local Income Taxes of any member of the ILPT Group that are not covered by Section 6.1(b), without duplication for Taxes included in current Liabilities distributed to SIR as part of the distribution in Section 2.2(a) or as part of the proration in Section 2.2(b), shall be:  (i) allocated exclusively to the SIR Group if such item is in respect of a portion of a period prior to the Effective Date; (ii) allocated exclusively to the ILPT Group if such item is in respect of a portion of a period following the Effective Date; and (iii) allocated under the apportionment principles of Section 6.1(a)(iii) if such item arises during a portion of a period including the Effective Date.

(d)                                 Other Taxes (other than those included in ILPT Expenses) of any member of the ILPT Group shall be allocated, but without duplication for Taxes included in current Liabilities distributed to SIR as part of the distribution in Section 2.2(a) or as part of the proration in Section 2.2(b), consistent with the apportionment principles of Section 6.1(a)(iii), between the SIR Group and the ILPT Group on the basis of actual transactions, events or activities (including, if applicable, days elapsed) that give rise to or create liability for such Taxes on or before the Effective Date (to be borne by, be the responsibility of, and be paid by, the SIR Group) versus those that give rise to create liability for such Taxes after the Effective Date (to be borne by, be the responsibility of, and be paid by the ILPT Group).

(e)                                  SIR shall hold the ILPT Group harmless from and against all Taxes which are to be borne by the SIR Group under this Section 6.1.  ILPT shall hold the SIR Group harmless from and against all Taxes which are to be borne by the ILPT Group under this Section 6.1.

6.2                               Allocation of Certain Taxes among Taxable Periods.

SIR and ILPT agree that if any member of the ILPT Group is permitted but not required under any applicable Tax law, including applicable state and local Income Tax laws, to treat the day before the Effective Date or the Effective Date as the last day of a taxable period, SIR and ILPT shall cooperate so that such day will be treated as the last day of a taxable period.

6.3                               Filing and Payment Responsibility.

(a)                                 Each of SIR (on behalf of the SIR Group) and ILPT (on behalf of the ILPT Group) shall cause to be prepared and filed such Tax Returns as the SIR Group and the ILPT Group, respectively, are required to file with applicable Taxing Authorities.  Each of SIR (on behalf of the SIR Group) and ILPT (on behalf of the ILPT Group) agree that, except as required by applicable law or a final determination resulting from a Tax Contest (defined below) including either members of the SIR Group or members of the ILPT Group, they will not take positions in any such Tax Return that are inconsistent with (i) the description of federal Income Tax consequences in the ILPT Registration Statement or in the              filed by SIR with the Commission on     , 201  (the “SIR Filing”) and (ii) any other Tax Return, whether filed on behalf of the SIR Group or the ILPT Group, previously or substantially contemporaneously filed with such Tax Return.  In particular, SIR and ILPT will use all reasonable business efforts to cooperate with one another in valuing the individual assets comprising the ILPT Properties and the SIR Properties, to the extent such valuations are necessary for Tax purposes.

(b)                                 To the extent that either of the SIR Group or the ILPT Group bears responsibility pursuant to Section 6.1 for some or all of a Tax which is to be paid with a Tax Return for which the other bears preparation and filing responsibility pursuant to Section 6.3, then (i) the party bearing responsibility for some or all of such Tax shall have the right to review and comment upon such Tax Return at least fifteen (15) days before such Tax Return must be filed, (ii) the party bearing responsibility for some or all of such Tax shall pay over by wire transfer the amount of such Tax for which it is responsible to the party filing such Tax Return at least three (3) days before such Tax Return must be filed, and (iii) the party responsible for preparing and filing such Tax Return will file such Tax Return on or before its due date and pay over to the applicable Taxing Authority the amount of Tax due with such Tax Return.

(c)                                  On the Effective Date, ILPT will be a “qualified REIT subsidiary” of SIR within the meaning of Section 856(i) of the Code.  ILPT will not cause or permit the filing of any election on Internal Revenue Service Form 8832 or any other action with respect to any of its Subsidiaries in respect of any period preceding or including the Effective Date, such that ILPT’s Subsidiaries through the Effective Date will remain (i) “disregarded entities” of SIR within the meaning of Section 301.7701-3 of the Treasury Regulations under Section 7701 of the Code or (ii) “qualified REIT subsidiaries” of SIR within the meaning of Section 856(i) of the Code.

(d)                                 SIR and ILPT shall cooperate to file, effective two days after the Effective Date, a Code Section 856(l) “taxable REIT subsidiary” election for SIR’s investment in ILPT after the Effective Date, and at SIR’s request shall renew and refile such election effective each January 1 thereafter for so long as SIR continues to own more than 9.8% of the outstanding ILPT Common Shares.

(e)                                  SIR and ILPT agree to (i) apply Section 362(e)(2)(C) of the Code to the Section 351 incorporation transaction described in the section of the ILPT Registration Statement captioned “Material United States Federal Income Tax Considerations — Depreciation and Federal Income Tax Treatment of Leases” and in the section of the SIR Filing captioned “Material United States Federal Income Tax Considerations — Our Relationship with ILPT”, (ii) apply and elect comparable provisions of state and local Income Tax law to the maximum extent possible, and (iii) make appropriate Income Tax elections to effect the foregoing, including without limitation SIR timely filing the statement contemplated by Section 1.362-4(d)(3)(ii)(A) of the Treasury Regulations with its federal Income Tax return for its taxable year that includes the Effective Date.

6.4                               Refunds and Credits.

Any refunds or credits of Taxes shall be for the account of the party bearing responsibility for such Taxes under Section 6.1.  Each of SIR (on behalf of the SIR Group) and ILPT (on behalf of the ILPT Group) agrees that if as the result of any audit adjustment made by any Taxing Authority with respect to a Tax to be borne by the other party under Section 6.1, any member of the SIR Group or the ILPT Group, respectively, receives a Tax benefit in the form of a cash refund or in the form of a credit applicable against Tax liabilities to be borne by such benefited party under this Section 6, then the benefited party shall notify the other party of the same within ten (10) days of, as applicable, receiving the cash refund or filing the Tax Return in which such credit is utilized, and then pay over immediately to such other party the amount of such Tax refund or credit.

6.5                               Tax Contests.

If either SIR (on behalf of the SIR Group) or ILPT (on behalf of the ILPT Group) becomes aware of any audit, pending or threatened assessment, official inquiry, examination or proceeding (“Tax Contests”) that could result in an official determination with respect to Taxes due or payable, the responsibility for any portion of which may rest with the other party, such party shall promptly so notify the other party in writing.  The party bearing greater responsibility for the Taxes contested in a Tax Contest shall bear the costs (including attorneys’ and accountants’ fees, but excluding the contested Taxes) of such Tax Contest, and shall control and conduct such Tax Contest in a reasonable manner after consulting in good faith with the other party.  The other party shall supply the party controlling the Tax Contest with such powers of attorney and assistance as may be reasonably requested.  The responsibility for any additional liability for Taxes resulting from a Tax Contest shall be allocated and apportioned between the SIR Group and the ILPT Group in accordance with Section 6.1.  Except to the extent in conflict with the provisions of this Section 6, the provisions of Section 5.3 shall be applicable to Tax Contests.

SECTION 7                               MISCELLANEOUS

7.1                               Arbitration.  Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 7.1, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, officer, director, manager (including RMR or its successor), agent or employee of any party, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including this arbitration provision, or, to the maximum extent permitted by Maryland law, the declaration of trust, articles of incorporation or bylaws of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 7.1.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of any party and class actions by a holder of equity interests of SIR or ILPT against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 7.1, the term “party” shall include any direct or indirect parent of a party.

There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA.  If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

In rendering an award or decision (an “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland without regard to principles of conflicts of law.  Any arbitration proceedings or Arbitration Award and the validity, effect, and interpretation of this Section 7.1 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  An Arbitration Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to an appeal in accordance with the procedure set forth below, each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.

Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Arbitration Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 7.1 and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in this Section 7.1, an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Arbitration Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of this Section 7.1 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

This Section 7.1 is intended to benefit and be enforceable by the parties, their respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers

(including The RMR Group Inc. and RMR), agents or employees of any party and their respective successors and assigns and shall be binding on the parties and their respective shareholders, as applicable, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

7.2                               Notices.

(a)                                 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by telecopy or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, and with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)                                  All such notices shall be addressed:

If to SIR, to:

Select Income REIT

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts  02458

Attn:  President
Telecopy no:  (617) 796-8320

If to ILPT, to:

Industrial Logistics Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts  02458

Attn:  President
Telecopy no:

(d)                                 By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address up to two other addresses within the United States of America.

7.3                               Waivers, etc.

No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance.  No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein.  No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

7.4                               Assignment; Successors and Assigns; Third Party Beneficiaries.

This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except to a successor to such party by merger or consolidation or an assignee of substantially all of the assets of such party.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Person.

7.5                               Severability.

If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

7.6                               Counterparts, etc.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.  This Agreement may not be amended or modified in any respect other than by the written agreement of all of the parties hereto.

7.7                               Governing Law.

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of the State of Maryland which are to be performed entirely within the State of Maryland.

7.8                               Section and Other Headings; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection and Schedule references are to this Agreement, unless otherwise specified.  The words “including” and “include” shall be deemed to be followed by the words “without limitation.”

7.9                               Exculpation.

(a)                                 THE DECLARATION OF TRUST OF SIR, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND PROVIDES THAT THE NAME SELECT INCOME REIT REFERS TO THE TRUSTEES OF SIR COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SIR SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SIR.  ALL PERSONS OR ENTITIES DEALING WITH SIR, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SIR FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

(b)                                 THE DECLARATION OF TRUST OF ILPT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND PROVIDES THAT THE NAME INDUSTRIAL LOGISTICS PROPERTIES TRUST REFERS TO THE TRUSTEES OF ILPT COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF ILPT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, ILPT.  ALL PERSONS OR ENTITIES DEALING WITH ILPT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF ILPT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Title:

SELECT INCOME REIT

By:
Title:

SCHEDULE 2.1(c)(i)

DISTRIBUTING OWNERS

Distributing Owner	Property	SIR Subsidiary
Alpha BT LLC	91-209 Kuhela Street, Honolulu, HI	Kuhela Street LLC
Hawaii MMGD LLC	91-150 Hanua Street, Honolulu, HI	Hanua Street LLC

SCHEDULE 2.1(d)(i)

CONTRIBUTED ENTITIES(1)

Contributed Entity	Property Address
Alpha BT LLC	91-222 Olai Street, Kapolei, HI
Hawaii MMGD LLC	91-080 Hanua Street, Kapolei, HI
91-083 Hanua Street, Kapolei, HI
91-087 Hanua Street, Kapolei, HI
91-091 Hanua Street, Kapolei, HI
91-255 Hanua Street, Kapolei, HI
91-265 Hanua Street, Kapolei, HI
91-300 Hanua Street, Kapolei, HI
91-141 Kalaeloa Boulevard, Kapolei, HI
91-185 Kalaeloa Boulevard, Kapolei, HI
91-202 Kalaeloa Boulevard, Kapolei, HI
91-220 Kalaeloa Boulevard, Kapolei, HI
91-241 Kalaeloa Boulevard, Kapolei, HI
91-210 Kauhi Street, Kapolei, HI
91-238 Kauhi Street, Kapolei, HI
91-252 Kauhi Street, Kapolei, HI
91-329 Kauhi Street, Kapolei, HI
91-349 Kauhi Street, Kapolei, HI
91-399 Kauhi Street, Kapolei, HI
91-027 Kaomi Loop, Kapolei, HI
91-064 Kaomi Loop, Kapolei, HI
91-086 Kaomi Loop, Kapolei, HI
91-102 Kaomi Loop, Kapolei, HI
91-110 Kaomi Loop, Kapolei, HI
91-250 Komohana Street, Kapolei, HI
91-400 Komohana Street, Kapolei, HI
91-410 Komohana Street, Kapolei, HI
91-416 Komohana Street, Kapolei, HI
91-119 Olai Street, Kapolei, HI
91-171 Olai Street, Kapolei, HI
91-174 Olai Street, Kapolei, HI
91-175 Olai Street, Kapolei, HI
91-210 Olai Street, Kapolei, HI
91-218 Olai Street, Kapolei, HI
91-259 Olai Street, Kapolei, HI
Texaco Easement
Tesaro 967 Easement
AES HI Easement
Other Easements & Lots
Hawaii Phoenix Properties LLC	91-150 Kaomi Loop, Kapolei, HI
Higgins Properties LLC	94-240 Pupuole Street, Waipahu, HI

(1)  Schedule to be updated / confirmed.

525 N. King Street, Honolulu, HI
80 Sand Island Access Road, Honolulu, HI
LTMAC Properties LLC	1052 Ahua Street, Honolulu, HI
1055 Ahua Street, Honolulu, HI
1000 Mapunapuna Street, Honolulu, HI
1024 Mapunapuna Street, Honolulu, HI
1030 Mapunapuna Street, Honolulu, HI
1045 Mapunapuna Street, Honolulu, HI
1122 Mapunapuna Street, Honolulu, HI
2810 Paa Street, Honolulu, HI
2828 Paa Street, Honolulu, HI
2833 Paa Street, Honolulu, HI
2833 Paa Street #2, Honolulu, HI
2850 Paa Street, Honolulu, HI
2875 Paa Street, Honolulu, HI
2879 Paa Street, Honolulu, HI
2886 Paa Street, Honolulu, HI
Masters Properties LLC	669 Ahua Street, Honolulu, HI
673 Ahua Street, Honolulu, HI
819 Ahua Street, Honolulu, HI
905 Ahua Street, Honolulu, HI
918 Ahua Street, Honolulu, HI
944 Ahua Street, Honolulu, HI
2812 Awaawaloa Street, Honolulu, HI
2831 Awaawaloa Street, Honolulu, HI
2857 Awaawaloa Street, Honolulu, HI
2827 Kaihikapu Street, Honolulu, HI
2831 Kaihikapu Street, Honolulu, HI
2106 Kaliawa Street, Honolulu, HI
2122 Kaliawa Street, Honolulu, HI
2808 Kam Highway, Honolulu, HI
1024 Kikowaena Place, Honolulu, HI
1050 Kikowaena Place, Honolulu, HI
1062 Kikowaena Place, Honolulu, HI
2804 Kilihau Street, Honolulu, HI
2814 Kilihau Street, Honolulu, HI
2815 Kilihau Street, Honolulu, HI
2821 Kilihau Street, Honolulu, HI
2829 Kilihau Street, Honolulu, HI
692 Mapunapuna Street, Honolulu, HI
733 Mapunapuna Street, Honolulu, HI
789 Mapunapuna Street, Honolulu, HI
812 Mapunapuna Street, Honolulu, HI
949 Mapunapuna Street, Honolulu, HI
2969 Mapunapuna Street, Honolulu, HI
2830 Mokumoa Street, Honolulu, HI
2839 Mokumoa Street, Honolulu, HI
2840 Mokumoa Street, Honolulu, HI
2850 Mokumoa Street, Honolulu, HI
2861 Mokumoa Street, Honolulu, HI

2810 Pukoloa Street, Honolulu, HI
2819 Pukoloa Street, Honolulu, HI
2829 Pukoloa Street, Honolulu, HI
2841 Pukoloa Street, Honolulu, HI
140 Puuhale Road, Honolulu, HI
151 Puuhale Road, Honolulu, HI
204 Sand Island Access Road, Honolulu, HI
2635 Waiwai Loop A, Honolulu, HI
2635 Waiwai Loop B, Honolulu, HI
Orville Properties LLC	228 Mohonua Place, Honolulu, HI
2264 Pahounui Drive, Honolulu, HI
2276 Pahounui Drive, Honolulu, HI
2308 Pahounui Drive, Honolulu, HI
2344 Pahounui Drive, Honolulu, HI
120 Sand Island Access Road, Honolulu, HI
214 Sand Island Access Road, Honolulu, HI
238 Sand Island Access Road, Honolulu, HI
RFRI Properties LLC	848 Ala Lilikoi Boulevard A, Honolulu, HI
846 Ala Lilikoi Boulevard B, Honolulu, HI
Robin 1 Properties LLC	609 Ahua Street, Honolulu, HI
645 Ahua Street, Honolulu, HI
659 Ahua Street, Honolulu, HI
2135 Auiki Street, Honolulu, HI
2816 Awaawaloa Street, Honolulu, HI
2829 Awaawaloa Street, Honolulu, HI
2836 Awaawaloa Street, Honolulu, HI
2847 Awaawaloa Street, Honolulu, HI
2815 Kaihikapu Street, Honolulu, HI
2849 Kaihikapu Street, Honolulu, HI
2915 Kaihikapu Street, Honolulu, HI
2760 Kam Highway, Honolulu, HI
619 Mapunapuna Street, Honolulu, HI
675 Mapunapuna Street, Honolulu, HI
212 Mohonua Place, Honolulu, HI
218 Mohonua Place, Honolulu, HI
148 Mokauea Street, Honolulu, HI
2250 Pahounui Drive, Honolulu, HI
158 Sand Island Access Road, Honolulu, HI
180 Sand Island Access Road, Honolulu, HI
SIR Albany LLC	55 Commerce Avenue, Albany, NY
SIR Ankeny LLC	5500 SE Delaware Avenue, Ankeny, IA
SIR Asheville LLC	628 Patton Avenue, Asheville, NC
SIR Baton Rouge LLC	17200 Manchac Park Lane, Baton Rouge, LA
SIR Bemidji LLC	2401 Cram Avenue SE, Bemidji, MN
SIR Brookfield LLC	110 Stanbury Industrial Drive, Brookfield, MO
SIR Burlington LLC	309 Dulty’s Lane, Burlington, NJ
SIR Chesterfield LLC	1901 Meadowville Technology Parkway, Chester, VA
SIR Chillicothe LLC	1415 Industrial Drive, Chillicothe, OH
SIR Denver LLC	13400 East 39th Avenue, Denver, CO

3800 Wheeling Street, Denver, CO
SIR Fernley LLC	2375 East Newlands Road, Fernley, NV
SIR Fort Smith LLC	4501 Industrial Drive, Fort Smith, AR
SIR Harvey LLC	1230 West 171st Street, Harvey, IL
SIR ID Colorado Springs LLC	955 Aeroplaza Drive
Colorado Springs, CO
SIR Kalamazoo LLC	3800 Midlink Drive, Kalamazoo, MI
SIR Lafayette LLC	209 South Bud Street, Lafayette, LA
SIR Lincoln LLC	1415 West Commerce Way, Lincoln, NE
SIR McAlester LLC	2820 State Highway 31, McAlester, OK
SIR Minot LLC	3900 NE 6th Street, Minot, ND
SIR Murfreesboro LLC	2020 Joe B. Jackson Parkway, Murfreesboro, TN
SIR North East LLC	4000 Principio Parkway, North East, MD
SIR Obetz LLC	5300 Centerpoint Pkwy, Groveport, OH
SIR Orange Township LLC	200 Orange Point Drive, Lewis Center, OH
SIR Pocatello LLC	7121 South Fifth Avenue, Pocatello, ID
SIR Pueblo LLC	150 Greenhorn Drive, Pueblo, CO
SIR Rock Hill LLC	996 Paragon Way, Rock Hill, SC
SIR Rockford (American) LLC	5156 American Road, Rockford, IL
SIR Salt Lake City LLC	1095 South 4800 West, Salt Lake City, UT
SIR South Point LLC	301 Commerce Drive
South Point, OH
SIR Spartanburg LLC	510 John Dodd Road, Spartanburg, SC
Tanaka Properties LLC	1926 Auiki Street, Honolulu, HI
2020 Auiki Street, Honolulu, HI
2110 Auiki Street, Honolulu, HI
2127 Auiki Street, Honolulu, HI
2144 Auiki Street, Honolulu, HI
1931 Kahai Street, Honolulu, HI
2001 Kahai Street, Honolulu, HI
2019 Kahai Street, Honolulu, HI
2103 Kaliawa Street, Honolulu, HI
2139 Kaliawa Street, Honolulu, HI
2140 Kaliawa Street, Honolulu, HI
120 Mokauea Street, Honolulu, HI
120B Mokauea Street, Honolulu, HI
142 Mokauea Street, Honolulu, HI
106 Puuhale Road, Honolulu, HI
113 Puuhale Road, Honolulu, HI
125 Puuhale Road, Honolulu, HI
125B Puuhale Road, Honolulu, HI
150 Puuhale Road, Honolulu, HI
207 Puuhale Road, Honolulu, HI
215 Puuhale Road, Honolulu, HI
220 Puuhale Road, Honolulu, HI
165 Sand Island Access Road, Honolulu, HI
179 Sand Island Access Road, Honolulu, HI
197 Sand Island Access Road, Honolulu, HI
231 Sand Island Access Road, Honolulu, HI

231B Sand Island Access Road, Honolulu, HI
TedCal Properties LLC	1330 Pali Highway, Honolulu, HI
1360 Pali Highway, Honolulu, HI
33 S. Vineyard Boulevard, Honolulu, HI
TSM Properties LLC	660 Ahua Street, Honolulu, HI
685 Ahua Street, Honolulu, HI
697 Ahua Street, Honolulu, HI
702 Ahua Street, Honolulu, HI
709 Ahua Street, Honolulu, HI
719 Ahua Street, Honolulu, HI
729 Ahua Street, Honolulu, HI
739 Ahua Street, Honolulu, HI
761 Ahua Street, Honolulu, HI
803 Ahua Street, Honolulu, HI
808 Ahua Street, Honolulu, HI
850 Ahua Street, Honolulu, HI
855 Ahua Street, Honolulu, HI
865 Ahua Street, Honolulu, HI
889 Ahua Street, Honolulu, HI
2846-A Awaawaloa Street, Honolulu, HI
2850 Awaawaloa Street, Honolulu, HI
2864 Awaawaloa Street, Honolulu, HI
2806 Kaihikapu Street, Honolulu, HI
2809 Kaihikapu Street, Honolulu, HI
2826 Kaihikapu Street, Honolulu, HI
2844 Kaihikapu Street, Honolulu, HI
2855 Kaihikapu Street, Honolulu, HI.
2858 Kaihikapu Street, Honolulu, HI
2868 Kaihikapu Street, Honolulu, HI
2906 Kaihikapu Street, Honolulu, HI
2908 Kaihikapu Street, Honolulu, HI
2928 Kaihikapu Street — A, Honolulu, HI
2928 Kaihikapu Street — B, Honolulu, HI
2833 Kilihau Street, Honolulu, HI
2838 Kilihau Street, Honolulu, HI
2839 Kilihau Street, Honolulu, HI
673 Mapunapuna Street, Honolulu, HI
704 Mapunapuna Street, Honolulu, HI
766 Mapunapuna Street, Honolulu, HI
770 Mapunapuna Street, Honolulu, HI
822 Mapunapuna Street, Honolulu, HI
830 Mapunapuna Street, Honolulu, HI
841 Mapunapuna Street, Honolulu, HI
842 Mapunapuna Street, Honolulu, HI
852 Mapunapuna Street, Honolulu, HI
2819 Mokumoa Street — A, Honolulu, HI
2819 Mokumoa Street — B, Honolulu, HI
2869 Mokumoa Street, Honolulu, HI
2879 Mokumoa Street, Honolulu, HI
2889 Mokumoa Street, Honolulu, HI

2927 Mokumoa Street, Honolulu, HI
2965 Mokumoa Street, Honolulu, HI
659 Puuloa Road, Honolulu, HI
667 Puuloa Road, Honolulu, HI
679 Puuloa Road, Honolulu, HI
759 Puuloa Road, Honolulu, HI
Z&A Properties LLC	960 Ahua Street, Honolulu, HI
970 Ahua Street, Honolulu, HI
1001 Ahua Street, Honolulu, HI
1027 Kikowaena Place, Honolulu, HI
1038 Kikowaena Place, Honolulu, HI
1150 Kikowaena Place, Honolulu, HI
930 Mapunapuna Street, Honolulu, HI
950 Mapunapuna Street, Honolulu, HI
960 Mapunapuna Street, Honolulu, HI
2864 Mokumoa Street, Honolulu, HI
2960 Mokumoa Street, Honolulu, HI
2970 Mokumoa Street, Honolulu, HI
2855 Pukoloa Street, Honolulu, HI
2865 Pukoloa Street, Honolulu, HI

SCHEDULE 2.1(d)(ii)

CONTRIBUTED PROPERTIES

ILPT Subsidiary	Property Address
ILPT Avon LLC	32150 Just Imagine Drive, Avon, OH
ILPT Florida LLC	2100 NW 82nd Avenue, Miami, FL
ILPT Mahwah LLC	725 Darlington Avenue, Mahwah, NJ
ILPT Newton Iowa LLC	2300 North 33rd Avenue, Newton IA
ILPT TN LLC	4836 Hickory Hill Road, Memphis, TN
ILPT Tower LLC	2 Tower Drive, Wallingford, CT
ILPT Trails Road LLC	951 Trails Road, Eldridge, IA
ILPT Virginia LLC	181 Battaile Drive, Winchester, VA
ILPT Windsor LLC	235 Great Pond Drive, Windsor, CT